Exhibit 99.1
News Release

Contact Information:	Steven Moore
Pixelworks, Inc.
408-200-9221
smoore@pixelworks.com
Bruce Walicek Appointed President and CEO of Pixelworks;
Hans Olsen to Join Board of Directors
Tualatin, Ore., March 26, 2008 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, today announced that Bruce Walicek has been appointed President and Chief Executive Officer of the company, effective March 31, 2008. Walicek has been serving as Acting President and CEO since January 1, 2008 when Hans Olsen, President and CEO, began a medical leave of absence. Effective April 1, 2008, Olsen will join Pixelworks’ Board of Directors.
     “I am very proud of what we have accomplished at Pixelworks over the past ten years. The last couple of years have been challenging, but rewarding as we restructured the company to return to profitability,” said Hans Olsen. “I have complete confidence in Bruce’s ability to continue to take the company forward and I look forward to continuing my work as a member of the Board.” Olsen joined Pixelworks in 1998 as Vice President, Operations, served as Executive Vice President and COO from 2001 through 2006, and was named President and CEO in January 2007.
     “On behalf of the company and the Board of Directors, I would like to express my sincere appreciation both for Hans’ past contributions and his willingness to join the Board, which will allow the company to continue to benefit from his experience,” said Allen Alley, Chairman of the Board. “We are also extremely fortunate to have Bruce available to step into the role of CEO. He brings a diverse skill set that is perfect for the next stage of our development.”
     Bruce Walicek commented, “Pixelworks has taken major steps forward in retooling our engineering processes, delivering innovative new products and reshaping the company. I look forward to continuing the progress that Hans and the Pixelworks team have achieved in transitioning the business into emerging growth markets for high-end digital video applications.”
     Walicek, 51, is a semiconductor industry veteran and investment professional who joined Pixelworks’ Board of Directors in May 2005 and served as Lead Director until his interim appointment to Pixelworks’ executive management in January 2008. As President and CEO, Walicek will remain on Pixlelworks’ board as an employee Director.
     Most recently, Walicek was Executive in Residence with venture capital firms Sevin Rosen Funds and Worldview Technology Partners. From 1996 to 2003, he was employed by Deutsche Bank Alex Brown, first as Senior Equity Research Analyst covering the Semiconductor and EDA industries, and then as an investment banker responsible for Semiconductor Investment Banking as part of the firm’s Global Investment Banking Group. Before entering the financial services industry in the mid 1990s, Walicek held a number of executive management positions over a 16 year career in the semiconductor industry at firms including Texas Instruments Incorporated, VLSI Technology, Inc. and Cirrus Logic, Inc. He holds a B.S. in mathematics from Texas State University and an M.B.A. from Santa Clara University.
About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip and co-processor ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
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